Exhibit 10.37

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL AND SUCH INFORMATION IS NOT MATERIAL. THE EXCLUDED INFORMATION HAS BEEN NOTED IN THIS EXHIBIT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

AMENDED AND RESTATED PUT SHARE PURCHASE AGREEMENT

24 MAY 2024
Between H3C HOLDINGS LIMITED and IZAR HOLDING CO. and UNISPLENDOUR INTERNATIONAL TECHNOLOGY LIMITED relating to the sale of A ordinary shares in H3C Technologies Co., Limited for cash

Allen & Overy Shearman Sterling LLP

CONTENTS
Clause    Page
2.    Amendment and Restatement    7
3.    Sale and Purchase of the Sale Shares    7
4.    Conditions Precedent    8
5.    Transfer of Certain Rights    11
6.    Covenants    12
7.    Closing    15
8.    HPE Parties' Warranties    16
9.    UNIS Counterparty's Warranties    17
10.    Further Assurances    18
11.    Confidentiality    19
12.    Announcements    19
13.    Notices    20
14.    Payments    21
15.    Interest Calculation and Interest Payments    21
16.    Tax and Withholding Agreement    22
17.    Costs    23
18.    Severability    24
19.    General    24
20.    Whole Agreement    24
21.    Governing Law and Jurisdiction    25
22.    Language    26

THIS AGREEMENT (the Agreement) is made on 24 May 2024
BETWEEN:
(1)H3C HOLDINGS LIMITED, a company incorporated under the laws of the Cayman Islands and whose registered office is at Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman, KY1-1108, Cayman Islands (HPE Cayman);
(2)IZAR HOLDING CO., a company incorporated under the laws of Cayman Islands and whose registered office is at Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman, KY1-1108, Cayman Islands (Izar Holding and together with HPE Cayman, the HPE Parties; each individually an HPE Party); and
(3)UNISPLENDOUR INTERNATIONAL TECHNOLOGY LIMITED, a company incorporated under the laws of Hong Kong whose registered office is at Rooms 3003-08, 30/F., Chubb Tower, Windsor House, 311 Gloucester Road, Causeway Bay, Hong Kong (the UNIS Counterparty), a wholly-owned direct subsidiary of Unisplendour Corporation Limited (UNIS).
RECITALS:
(A)The HPE Parties and the UNIS Counterparty are each shareholders of the Company (as defined below) and have entered into (in the case of Izar Holding, adhered to) a shareholders’ agreement in relation to the Company dated 1 May 2016, as amended (the Shareholders’ Agreement).
(B)Pursuant to clause 17 (Put Option) of the Shareholders’ Agreement, at any time and from time to time from and after the third anniversary but before the sixth anniversary of the date of the Shareholders’ Agreement, the HPE Parties have a right to require the UNIS Counterparty to acquire all or any number of the A Shares held by the HPE Parties (the Original Put Option) in exchange for cash consideration upon delivery of the Original Put Notice (as defined below).
(C)Pursuant to the Second Extension of Put Option Exercise Period entered into by, among others, the HPE Parties and the UNIS Counterparty dated 28 October 2022 (the Second Extension Letter), the exercise period for the Original Put Option was extended to 31 December 2022.
(D)On 30 December 2022, each HPE Party delivered to the UNIS Counterparty, and the UNIS Counterparty received from each HPE Party, a put notice in accordance with clause 17 of the Shareholders’ Agreement and the Second Extension Letter with respect to all the A Shares held by such HPE Party (each an Original Put Notice and collectively the Original Put Notices).
(E)On 26 May 2023, the parties entered into a put share purchase agreement to effect the sale and purchase of those A Shares between the HPE Parties and the UNIS Counterparty (the Prior Put Option SPA).
(F)The parties wish to amend and restate the sale and purchase arrangements regarding certain relevant Shares set out in the Prior Put Option SPA. Therefore, the parties have entered into this Agreement to reflect their agreement as to the sale and purchase of the Sale Shares.
IT IS AGREED as follows:

1.INTERPRETATION
1.1In addition to terms defined elsewhere in this Agreement, the following definitions apply throughout this Agreement, unless the contrary intention appears:
A Shares has the meaning given in the Shareholders' Agreement;
Affiliate means, in relation to any person, (from time to time) any Subsidiary or Ultimate Holding Company of that person and any other Subsidiary of that Ultimate Holding Company provided always that for the purposes of this Agreement, neither the Company nor any Company Subsidiary shall be regarded as being a Subsidiary or other Affiliate of any Shareholder, and no Shareholder shall be regarded as being a Holding Company or other Affiliate of the Company or any Company Subsidiary;
Ancillary Sanctions Authority means any governmental authority of the United States, the United Nations, the European Union or the United Kingdom, and in each case their respective governmental, judicial or regulatory institutions, agencies, departments and authorities;
Articles means the memorandum and articles of association of the Company in effect at the relevant time;
Budget has the meaning given in the Shareholders’ Agreement;
Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in Palo Alto (California), Hong Kong and Beijing for normal business;
Business Plan has the meaning given in the Shareholders’ Agreement;
CFIUS means the Committee on Foreign Investment in the United States of America and each member agency thereof, acting in such capacity;
Chairman has the meaning given in the Shareholders’ Agreement;
Closing means the completion of the Transaction in accordance with this Agreement;
Company means H3C Technologies Co., Limited, a company incorporated under the laws of Hong Kong whose registered office is at Rooms 3003-08, 30/F., Chubb Tower, Windsor House, 311 Gloucester Road, Causeway Bay, Hong Kong;
Company Subsidiary means a Subsidiary of the Company from time to time;
Conditions means the conditions set out in Subclauses 4.1 and 4.2;
Consideration has the meaning given in Subclause 3.2;
Deed of Adherence has the meaning given in the Shareholders’ Agreement;
Director has the meaning given in the Shareholders' Agreement;
Disclosing Party has the meaning given in Subclause 11.1;

Dispute has the meaning given in Subclause 21.2(a);
Dispute Meeting has the meaning given in Subclause 21.2(a);
Dispute Notice has the meaning given in Subclause 21.2(a);
Electronic Communication means an electronic communication as defined in the UK Electronic Communications Act 2000;
Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or any other security interest of any kind, including retention arrangements, pre-emption right, option and other encumbrance or third party right or claim of any kind or any agreement to create any of the above;
Expected Closing Date means 31 August 2024;
Financing has the meaning given in Subclause 6.2;
Governmental Authority means any domestic or foreign state, province, county, city or other political subdivision, any governmental, regulatory or administrative authority or any court, tribunal, judicial body, instrumentality, arbitrator or arbitration panel, and any securities exchange on which the securities of any party to this Agreement or its Affiliates (including those of UNIS) are listed;
Grace Period End Date has the meaning given in Subclause 4.4;
Group Companies means the Company and Company Subsidiaries and Group Company means any of them;
HKIAC has the meaning given in Subclause 21.3(a);
Holding Company has the meaning given in Subclause 1.2;
HPE means Hewlett Packard Enterprise Company;
HPE Party Transferee has the meaning given in Subclause 4.4(a)(ii);
Interim Dividend has the meaning given in Subclause 6.9;
Investor Change of Control has the meaning given in the Shareholder’s Agreement;
Law or Laws means any law, statute, Order, rule, regulation or other pronouncement of any Governmental Authority having the effect of law whether in the PRC, the U.S. or any other country;
Losses means losses, costs, damages, liabilities, charges, expenses, claims, awards, judgements and penalties;
Material Adverse Effect means, with respect to the Group Companies (taken as a whole), any effect, fact, change, event or circumstance that has or is reasonably expected to have a material adverse effect on the business, assets, liabilities, properties or operations of the Group Companies (taken as a whole);

MOFCOM means the Ministry of Commerce of the PRC or its competent local counterparts;
Offered Shares has the meaning given in the Shareholders’ Agreement;
Order means any order (including restrictions, prohibitions or penalties on or relating to export, trade or dealings with individuals, entities or governments), decree, consent decree, decision, judgment, award, injunction, ruling or ordinance of any Governmental Authority;
Original Put Notice has the meaning given in Recital (D);
Original Put Option has the meaning given in Recital (B);
Prior Put Option SPA has the meaning given in Recital (E);
PRC means the People's Republic of China excluding, for the purposes of this Agreement, Hong Kong, Macau and Taiwan;
Put Conditions Period has the meaning given in the Prior Put Option SPA;
Receiving Party has the meaning given in Subclause 11.1;
Restricted Transferee means each of the entities set out in Appendix 1;
Remaining Shares means the A Shares held by HPE Cayman representing 19% of the total issued share capital of the Company that are not Sale Shares;
Restricted Person means a person that is:
(a)a Restricted Transferee or an Affiliate of a Restricted Transferee;
(b)a Sanctioned Person;
(c)a person that has an unsecured long-term credit rating lower than BB- on the Standard & Poor’s credit rating scale or an equivalent rating issued by Fitch or Moody’s (in all cases prior to the entrance into or disregarding the effect of such person entering into an agreement to purchase the Shares held by the HPE Parties and which for the avoidance of doubt does not include any person that does not have a credit rating issued by Standard & Poor, Fitch or Moody’s); or
(d)a UNIS Strategic Investor or an Affiliate of a UNIS Strategic Investor, provided always that each such UNIS Strategic Investor or its Affiliate shall only be a Restricted Person for a period beginning on the date of this Agreement and ending on the date falling 12 months from the date of the ROFO Waiver;
RMB means Renminbi, the lawful currency of the PRC;
ROFO Waiver has the meaning given in Subclause 4.4(a)(i);
Rules has the meaning given in Subclause 21.3(a);
Sale Price means US$735.99 per Sale Share;

Sale Shares means 2,911,500 (two million nine hundred eleven thousand five hundred) of the Shares held by the HPE Parties, consisting of 2,814,450 (two million eight hundred fourteen thousand four hundred and fifty) Shares held by HPE Cayman and 97,050 (ninety-seven thousand and fifty) Shares held by Izar Holding representing, in aggregate, 30% of the issued share capital of the Company;
Sanctioned Person a person (i) appearing on a Sanctions List and subject to Sanctions; (ii) owned 50 percent or more by one or more persons appearing on a Sanctions List, or (iii) domiciled in, or organized under the laws of, a Sanctioned Country;
Sanctioned Country means any country or territory targeted by comprehensive, country- or territory-wide Sanctions, as of the date hereof Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk and Luhansk People’s Republics;
Sanctions means economic and financial sanctions administered, enacted, or enforced by any Sanctions Authority or, in the case of any such financial sanctions administered, enacted or enforced by any Ancillary Sanctions Authority, any such financial sanctions administered, enacted or enforced that are reasonably expected to have a negative impact on the operations, profitability, assets or the implementation of the most recently approved Business Plan of the Company and its Subsidiaries (taken as a whole) in a material respect;
Sanctions Authority means any of the Office of Foreign Assets Control of the United States Department of the Treasury (OFAC), the United States Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom;
Sanctions List means any of the lists issued or maintained by a Sanctions Authority or Ancillary Sanctions Authority designating or identifying individuals or entities that are subject to Sanctions, in each case as amended, supplemented or substituted from time to time, including the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury of the United Kingdom, or any similar list maintained by any Sanctions Authority;
Second Extension Letter has the meaning given in Recital (C);
Senior Management has the meaning given in the Shareholders’ Agreement;
Shareholder has the meaning given in the Shareholders' Agreement;
Shareholders' Agreement has the meaning given in Recital (A);
Shares means shares in the issued share capital of the Company;
Strategic Sales Agreement means the strategic sales agreement dated 3 August 2023 entered into by and between the Company and other Company Subsidiaries and HPE and/or various Affiliates of HPE together with the Transaction Documents (as defined in Schedule 1 of the Strategic Sales Agreement) in relation to commercial arrangements between such parties on products sales in PRC and overseas markets;
Subsidiary has the meaning given in Subclause 1.2;

Taxation, Tax or Taxes means:
(e)any charge, tax, duty, levy, impost and withholding in the nature of a tax or having the character of taxation, wherever chargeable, imposed by or for support of national, state, federal, cantonal, municipal or local government or any other governmental or regulatory authority, body or instrumentality including tax on gross or net income, profits or gains, taxes on receipts, sales, use, occupation, franchise, transfer, value added and personal property and social security taxes; and
(f)any penalty, fine, surcharge, interest, charges or additions payable in relation to any amounts described in subparagraph (a) of this definition;
Tax Amount has the meaning given in subclause 16.7;
Tax Payment Notice has the meaning given in subclause 16.7;
Termination Fee means an amount equal to 5% of the Consideration;
Termination Long Stop Date means the date falling 24 months from the Grace Period End Date;
Transaction means the sale and purchase of the Sale Shares as contemplated by this Agreement;
Transfer Notice has the meaning given in the Shareholders’ Agreement;
Tsinghua Holdings means Tsinghua Holdings Co., Ltd., now renamed as "Tianfu Qingyuan Holdings Co., Ltd."(天府清源控股有限公司), a limited liability company incorporated in the PRC;
Tsinghua Unigroup means Tsinghua Unigroup Ltd.;
Ultimate Holding Company means a Holding Company which is not also a Subsidiary;
UNIS Restructuring means the court-supervised restructuring in 2022, resulting in Beijing Zhiguangxin Holding Co., Ltd. acquiring 100% of the equity interests in Tsinghua Unigroup (including 51% of the equity interests in Tsinghua Unigroup previously held by Tsinghua Holdings) and Tsinghua Holdings ceasing to hold any equity interests in Tsinghua Unigroup;
UNIS Strategic Investor means each of the entities set out in Appendix 2; and
USD means United States Dollar, the lawful currency of the United States of America.
1.2A company is a Subsidiary of another company (or other entity), its Holding Company, if that other company (or other entity):
(a)holds a majority of the voting rights in it; and
(b)is a member of it and has the right to appoint or remove a majority of its board of directors or otherwise exercise management control over it, or if it is a Subsidiary of a company (or other entity) that is itself a Subsidiary of that other company.

1.3Any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to:
(a)that enactment as amended, extended or applied by or under any other enactment before or after the date of this Agreement;
(b)any enactment which that enactment re-enacts (with or without modification); and
(c)any subordinate legislation (including regulations) made (before, on or after the date of this Agreement) under that enactment, as re-enacted, amended, extended or applied as described in Subclause 1.3(a) above, or under any enactment referred to in Subclause 1.3(b) above, except to the extent that any of the matters referred to in Subclauses 1.3(a) to 1.3(c) above occurring after the date of this Agreement increases or alters the liability of any party to this Agreement, and enactment includes any legislation in any jurisdiction.
1.4In this Agreement,
(a)unless the contrary intention appears, a reference to a clause or a subclause is a reference to a clause or subclause of or to this Agreement;
(b)words denoting persons include bodies corporate and unincorporated associations of persons;
(c)references to an individual/a natural person include his estate and personal representatives;
(d)subject to Subclause 19.3, references to a party to this Agreement include the successors or assigns (immediate or otherwise) of that party;
(e)a person shall be deemed connected with another if that person is connected with that other within the meaning of section 1122 of the UK Corporation Tax Act 2010;
(f)the words including and include shall mean including without limitation and include without limitation, respectively;
(g)any reference importing a gender includes the other gender;
(h)any reference to a time of day is to Beijing time, unless stated otherwise;
(i)any reference to $ or US$ is to USD;
(j)any reference to writing includes typing, printing, lithography, photography and Electronic Communication in the form of email;
(k)any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this Agreement or that document;
(l)any reference to a company includes any company, corporation or other body corporate wheresoever incorporated; and

(m)any reference to a company or firm includes any company or firm in succession to all, or substantially all, of the business of that company or firm.
1.5The headings in this Agreement do not affect its interpretation.
1.6The eiusdem generis rule does not apply to this Agreement. Accordingly, specific words indicating a type, class or category of thing shall not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.
1.7If there is any conflict or inconsistency between a term in the body of this Agreement and a term in any of the schedules (if any) or any other document referred to or otherwise incorporated into this Agreement, the term in the body of this Agreement shall take precedence.
2.AMENDMENT AND RESTATEMENT
With effect on and from the date of this Agreement, the Prior Put Option SPA shall be amended and restated so that it shall be read and construed for all purposes as set out in this Agreement.
3.SALE AND PURCHASE OF THE SALE SHARES
3.1Subject to the terms and conditions set out in this Agreement, each HPE Party shall sell with full title guarantee the number of Sale Shares set forth opposite its name in the table below and the UNIS Counterparty shall purchase each Sale Share at the Sale Price.

HPE Party	Total Number of Sale Shares to be Sold
HPE Cayman	2,814,450
Izar Holding	97,050
Total	2,911,500
3.2The total aggregate consideration for all of the Sale Shares shall be US$ 2,142,834,885 in aggregate (the Consideration), being the product of the Sale Price multiplied by the aggregate number of Sale Shares, among which US$ 2,071,407,055.5 shall be paid to HPE Cayman and US$ 71,427,829.5 paid to Izar Holding at the Closing.
3.3All of the Sale Shares shall be sold free from all Encumbrances and together with all rights attaching to them.
4.CONDITIONS PRECEDENT
4.1The obligation of each of the parties to consummate the Transaction is conditional on:

(a)UNIS having obtained the following documents and/or approvals from the Governmental Authorities in the PRC (and such documents and/or approvals remaining in full force and effect as at Closing):
(i)the filing notice for outbound investment project ("境外投资项目备案通知书" in Chinese) or its equivalent issued by the National Development and Reform Commission to UNIS with respect to the Transaction;
(ii)the outbound investment certificate ("企业境外投资证书" in Chinese) or its equivalent amended and re-issued by MOFCOM to UNIS with respect to the Transaction; and
(iii)if required by Law, the registration certificate issued by the State Administration of Foreign Exchange ("业务登记凭证" in Chinese) or its equivalent or an authorized bank to UNIS with respect to the Transaction and relevant approvals for the conversion of RMB into US$ and the transfer of US$ to the HPE Parties pursuant to or in connection with this Agreement (and for the avoidance of doubt, any document set forth in this Subclause (a)(iii) shall be automatically waived if not required by Law);
(b)the certificate for approval and registration of the borrowing of foreign debt by enterprises ("企业借用外债审核登记证明" in Chinese) issued by the National Development and Reform Commission having been obtained, if applicable;
(c)no governmental or regulatory body of competent jurisdiction having enacted or promulgated any Law or issued or granted any Order, in each case, that is in effect and has the effect of making the consummation of the Transaction illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Transaction; and
(d)UNIS having obtained the requisite approval from its shareholders in respect of the Transaction.
4.2The obligation of the parties to consummate the Transaction is also conditional on:
(a)each of the other party's warranties being true and accurate (without giving effect to any "material adverse effect" or "materiality" qualification therein) at the date of the Closing as if made anew at such date (except to the extent any such warranty expressly relates to a specific date, in which case as of such specific date), unless the failure of any such warranties to be so true and accurate, individually or in the aggregate, has not had and would not reasonably be expected to have, a material adverse effect on such party's ability to consummate the Transaction; and
(b)the other party having performed all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing; provided that the obligation of that party to consummate the Transaction contemplated by this Agreement shall not be affected if a breach of any such covenant or agreement has not had and would not reasonably be expected to have a material impact on that party.

4.3Each party hereto undertakes to use its respective best endeavours and to take all actions within its power to ensure that each of the Conditions is satisfied as soon as practicable and that the Closing occurs on or before the Expected Closing Date or, in the event the Closing does not occur on or before the Expected Closing Date, as soon as possible after the Expected Closing Date unless and until this Agreement is terminated.
4.4If the Closing does not take place on or prior to 21 October 2024 (the Grace Period End Date), provided that neither HPE Party has committed a material breach of this Agreement and such breach is the primary cause in preventing the satisfaction of any one or more of the Conditions:
(a)the parties agree that:
(i)subject to Subclause 4.4(a)(ii) and in accordance with the principles set out in Clause 5, the right of first offer mechanism set out in subclause 16.2(c) of the Shareholders’ Agreement shall be deemed waived by the UNIS Counterparty in respect of the HPE Parties and no HPE Party shall be required to first offer any Offered Shares or issue any Transfer Notice to the UNIS Counterparty in relation to any transfer of all of their Shares to any person (the ROFO Waiver); such waiver shall be irrevocable unless and until Closing occurs but shall lapse and cease to have effect upon Closing or the completion of a transfer of all of the Sale Shares by the HPE Parties to the HPE Party Transferee; and
(ii)the HPE Parties shall be entitled to transfer all (but not some) of their Shares in a single transaction to any person that is not a Restricted Person (the HPE Party Transferee) before the Closing occurs under this Agreement, with immediate effect and without further notice to the UNIS Counterparty; and
(b)at any time after the Grace Period End Date and before the Closing occurs (and in any event before the Termination Long Stop Date), HPE Parties shall have the right (but not the obligation) to terminate this Agreement on the provision of two month’s written notice to the UNIS Counterparty or on the provision of written notice to the UNIS Counterparty with immediate effect if such notice is given after the date falling two months prior to the Termination Long Stop Date.
4.5This Agreement shall terminate automatically (if not terminated by HPE Parties pursuant to Subclause 4.4(b) and the Closing has not occurred) on the earlier of:
(a)the date following the Termination Long Stop Date (on such date a notice to terminate issued by the HPE Parties shall be deemed to have been received by the UNIS Counterparty); or
(b)immediately prior to the completion of a transfer of all of the Shares held by the HPE Parties to the HPE Party Transferee and in which case the HPE Parties shall promptly notify the UNIS Counterparty of the completion of such share transfer.
4.6The Parties agree that if the Closing does not occur on or prior to the Grace Period End Date, the UNIS Counterparty shall have the right to recommend potential third party purchasers to the HPE Parties. The HPE Parties shall consider any such recommended potential third party purchaser in good faith, but shall have no obligation to enter into any transaction with any such third party purchaser.
4.7The parties agree that:
(a)upon termination of this Agreement pursuant to Subclause 4.4(b) or Subclause 4.5(a), except for Subclauses 4.4, 4.7 and 4.8, Clauses 1 and 5, Subclause 6.8(c) and Clauses 10 to 22, all of the provisions of this agreement shall lapse and cease to have effect; but neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of either party in respect of damages for non-performance of any obligation under this Agreement falling due for performance prior to such lapse and cessation and, in addition:
(i) the ROFO Waiver shall apply; and
(ii)the HPE Parties shall be entitled to transfer all of their Shares to the HPE Party Transferee;
(iii)if this Agreement is terminated pursuant to Subclause 4.4(b) or Subclause 4.5(a) only, the UNIS Counterparty shall, subject to Subclause 4.8 below, within five Business Days of the termination of this Agreement pay or cause the Termination Fee to be paid to the HPE Parties as compensation for the costs and expenses incurred by the HPE Parties in relation to the unsuccessful Transaction;
(b)upon termination of this Agreement pursuant to Subclause 4.5(b), except for Clauses 1, Subclause 6.8(c) and Clauses 10 to 22, all of the provisions of this agreement shall lapse and cease to have effect; but neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of either party in respect of damages for non-performance of any obligation under this Agreement falling due for performance prior to such lapse and cessation.
4.8The parties agree that:
(a)if the Termination Fee is payable:
(i)it shall only be paid following the termination of this Agreement; and
(ii)the UNIS Counterparty shall not be required to pay the both the Termination Fee and also consummate the Transaction if, and only if, the reason that any condition set out in Subclause 4.1 remains unsatisfied is not due to a breach by the UNIS Counterparty of its obligations under this Agreement; and
(b)the Termination Fee shall be repaid by the HPE Parties to the UNIS Counterparty on demand in the event that the HPE Parties execute a binding agreement to transfer the Shares held by them to a third party within 30 days following the termination of this Agreement pursuant to Subclause 4.4(b); and

(c)in no event shall a Termination Fee be payable by the UNIS Counterparty to the HPE Put Parties in the event that the Closing is consummated on or prior to the Termination Long Stop Date.
4.9As of the date of this Agreement and with respect to all Laws within the parties' knowledge, the parties acknowledge and agree that no further regulatory filings or applications will be made for further regulatory consents [***] in relation to the consummation of the Transaction.
4.10In the event that a party reasonably believes that any further regulatory filing or application for consent [***] is required by any new Law or Order [***] coming into effect after the date of this Agreement (or existing Law or Order that any party becomes aware of after the date of this Agreement) to consummate the Transaction it shall discuss such filing or application for consent in good faith with the other parties prior to making any such filing or application.
4.11The parties further agree that the Transaction is not subject to any other conditions precedent other than the Conditions.
4.12Subject to Closing occurring, for a period of three years from and including the date of Closing and subject to Subclause 4.13, the HPE Parties shall, within 10 Business Days of notice by the UNIS Counterparty, indemnify in full and hold harmless UNIS, Tsinghua Unigroup, the UNIS Counterparty, the Company or any relevant Subsidiary of the Company (each an Indemnified Person) from and against any and all losses, costs, damages, charges or expenses (including legal expenses reasonably incurred) (each a Loss) which an Indemnified Person may suffer or incur from time to time, in any such case arising out of, based upon or in connection with, any fines or penalties imposed by a Governmental Authority on any Indemnified Person [***].
4.13The indemnity in Subclause 4.12 shall not apply to the extent that any Loss results directly from fraud on the part of an Indemnified Person and shall be subject to a total aggregate cap of [***].
5.TRANSFER OF CERTAIN RIGHTS
5.1In the event that the ROFO Waiver applies:
(a)the UNIS Counterparty and the HPE Parties agree that certain governance rights of the HPE Parties under the Shareholders’ Agreement (the HPE Rights) may be transferred to the HPE Party Transferee and certain HPE Rights shall not be transferred to the HPE Party Transferee; and
(b)the HPE Parties agree that the Deed of Adherence to be entered into by the HPE Party Transferee shall include terms to effect the provisions of this Clause 5.
5.2The HPE Party Transferee shall be entitled to all of the governance rights as set out in the Shareholders’ Agreement except as otherwise set out below in this Subclause 5.2 and Subclause 5.3. The parties have agreed to the following modifications to the governance rights to which the HPE Party Transferee is entitled:
(a)the composition of the Audit Committee and the Technology Committee shall be altered so that each of such committee shall be comprised of [***] and HPE Party Transferee and the UNIS Counterparty shall [***] and the chairperson of such committee shall be [***];

(b)all rights and obligations in the Shareholders’ Agreement with respect to transactions between a Group Company and a Shareholder or an Affiliate of a Shareholder including under subclause 10.4 of the Shareholders Agreement [***] provided that (i) any contract for a single matter or project with a [***] shall not be subject to approval under subclause 10.4 of the Shareholders Agreement; and (ii) the express exception [***] in subclause 10.4 of the Shareholders’ Agreement shall be deleted;
(c)the composition of the board of directors of each Subsidiary of the Company shall be altered so that each such board of directors shall be comprised of [***] with the UNIS Counterparty entitled to nominate [***] and the HPE Party Transferee entitled to nominate [***] .
5.3The following rights under the Shareholders’ Agreement shall not be transferred to or assumed by the HPE Party Transferee:
(a)the HPE Parties’ rights with respect to the appointment of [***] shall not be transferred to the HPE Party Transferee and, for the avoidance of doubt, the HPE Party Transferee shall have no right to appoint or remove [***];
(b)the HPE Parties’ approval right (or veto right) with respect to (i) the [***] other than as set forth in clause 14 or subclause 21.5 of the Shareholders’ Agreement; (ii) [***] or deviations therefrom or amendments thereto; and (iii) [***] or any deviations therefrom or amendments thereto, as provided in subclauses 10.1(a), 10.1(b) and 10.1(c) of the Shareholders’ Agreement respectively;
(c)the rights regarding the dismissal of the [***] and the alteration of their respective employment terms;
(d)the right to approve one of the candidates for [***] nominated by the UNIS Counterparty (as provided in subclause 7.4 of the Shareholders’ Agreement);
(e)the consent requirement of an A Shareholder to approve the [***] (as set out in subclause 10.3 of the Shareholders' Agreement) to the extent already included in an approved Budget or Business Plan [***];
(f)HPE Parties’ rights and remedies with respect to the [***] shall not be transferred to the HPE Party Transferee;
(g)the definition of the [***] in the Shareholders’ Agreement shall be amended such that an [***] shall occur if the [***] and the occurrence of an [***] of the UNIS Counterparty shall result in the HPE Party Transferee having a [***] at the election of the HPE Party Transferee in the event of a [***] that would result in a [***]; and
(h)the [***] shall not be transferred to the HPE Party Transferee. For the avoidance doubt, the [***] set out in subclause 16.2(c) of the Shareholders’ Agreement shall be deemed reinstated and shall apply to the HPE Party Transferee.

5.4For the avoidance of doubt the HPE Party Transferee shall be entitled to appoint [***] provided that it purchases and holds all of the Shares held by the HPE Parties, representing 49% of the Shares.
6.COVENANTS
6.1From the date of this Agreement to the Closing or the termination of this Agreement, the UNIS Counterparty undertakes to:
(a)use its best endeavours to obtain and make, as expeditiously as reasonably possible, any and all internal and external approvals, consents and/or filings (including from its board of directors, shareholders and competent Governmental Authorities as applicable) in connection with the actions and transactions contemplated by this Agreement;
(b)keep the HPE Parties reasonably and timely informed of the nature, details and expected timetable of each of the approvals, consents and/or filings referred to in Subclause 6.1(a), what progress is being made in relation to each of them and all other information as the HPE Parties may require in relation to the satisfaction of the Conditions and the UNIS Counterparty's compliance with this Subclause 6.1; and
(c)provide the HPE Parties with prior written notice of all meetings with Government Authorities relevant to the satisfaction of the Conditions [***] that are relevant to the satisfaction of the Conditions held with any such Government Authorities.
6.2Notwithstanding anything in this Agreement to the contrary, the UNIS Counterparty shall, until the Closing or the termination of this Agreement, take (and shall procure that the Company shall take) any action (including any action proposed by the UNIS Counterparty) necessary for the consummation of the Closing, including issuing additional Shares or shares in the UNIS Counterparty, recapitalisation, disposing of assets or incurring indebtedness, in each case so long as such action is conditioned upon the contemporaneous consummation of the Closing and provided that in all cases such action shall not require:
(a)any approval from the UNIS Counterparty or the HPE Parties (or any other Shareholder) under clause 10 or clause 11 of the Shareholders' Agreement or otherwise (unless such approval is obtained);
(b)any additional approval of any Governmental Authorities (or any other person) pursuant to the Shareholders' Agreement or the Articles (or otherwise); or
(c)any internal or external approval, consent or filing which could prevent or delay in any material respect the Closing beyond the Expected Closing Date and which is not (or would not have been but for the option or action chosen by the UNIS Counterparty or, as the case may be, the Company) otherwise necessary or reasonably advisable in order to achieve the Closing, and, provided further that, to the extent that the consent of any HPE Party or approval of the board of directors of the Company pursuant to the Shareholders' Agreement or the Articles (or otherwise) is necessary in order to enable the UNIS Counterparty to obtain financing to consummate the sale and purchase of the Sale Shares (the Financing) and relates to the Company or a Company Subsidiary, or the assets or shares of the Company or a Company Subsidiary, including without limitation the incorporation of new legal entities, the creation of Encumbrances over the assets of the Company or Company Subsidiaries or the Sale Shares or shares in the Company currently held by the UNIS Counterparty, each HPE Put Party shall, subject to all applicable Laws and the provisions of the Shareholders' Agreement, not unreasonably withhold, delay or condition such consent and shall, to the extent that it is so able, cause the directors appointed by it to cast affirmative vote for such action, provided always that, in the event of any Financing arrangements relating to the assets of the Company or a Company Subsidiary or the Sale Shares, any obligation of the Company or any Company Subsidiary or any Encumbrance over the shares or assets of the Company or Company Subsidiary in relation to the Financing will be conditioned on the consummation of the sale and purchase of the Sale Shares on Closing and shall not take effect prior to the Closing.
6.3From the date of this Agreement to the Closing, each HPE Party shall cooperate with the UNIS Counterparty and use best endeavours to, and cause its respective Affiliates to use their respective best endeavours to, provide all information and documentation reasonably requested by the UNIS Counterparty in connection with the UNIS Counterparty obtaining any consents, waivers or approvals of any relevant Governmental Authority necessary to consummate the Closing. For the avoidance of doubt, the obligations of each HPE Party under this Subclause 6.3 shall apply to the provision of any shareholder information or documentation, in each case to the extent that such information or documentation is not otherwise accessible to the UNIS Counterparty (or any of its Affiliates) but is within the control of such HPE Party or its Affiliates and is required under applicable Law in connection with the assessment and/or payment of any Hong Kong stamp duty associated with the Closing.
6.4Each HPE Party agrees that from the date of this Agreement until the Closing it shall, and, if applicable and to the extent that it is so able, shall cause its Affiliates to (a) perform the obligations, covenants and undertakings under the Shareholders' Agreement in accordance with the terms of the Shareholders' Agreement in good faith and, where applicable, in a manner consistent, in all material respects, with past practice; (b) use commercially reasonable endeavours to provide assistance and support as may be reasonably requested by the UNIS Counterparty (at its sole cost and expense) for the purposes of the consummating the Transaction; and (c) conduct negotiations with the Company with respect to any business, sales, trading, or co-operation between the HPE Parties (or their respective Affiliates) and the Company (or its Subsidiary) which may continue after the Closing (including without limitation the commercial activities contemplated by the Strategic Sales Agreement) in good faith.
6.5The UNIS Counterparty agrees that from the date of this Agreement until the Closing it shall, and, if applicable and to the extent that it is so able, shall cause its Affiliates to (a) perform the obligations, covenants and undertakings under the Shareholders' Agreement in accordance with the terms of the Shareholders' Agreement in good faith and, where applicable, in a manner consistent, in all material respects, with past practice; (b) use commercially reasonable endeavours to provide assistance and support as may be reasonably requested by the HPE Parties (at their sole cost and expense) for the purposes of the consummating the Transaction; and (c) exercise its rights under the Shareholders' Agreement with respect to any business, sales, trading, or co-operation between the HPE Parties (or their respective Affiliates) or the UNIS Counterparty (and its Affiliates) and the Company (or its Subsidiary) which may continue after the Closing (including without limitation the commercial activities contemplated by the Strategic Sales Agreement) in good faith.

6.6In the event that the Group Companies suffer a Material Adverse Effect at any time before the Closing, the parties shall as soon as reasonably practicable after written notice setting out reasonable details of such Material Adverse Effect is given by any party to the other parties and in any event within ten (10) Business Days after such notice, initiate an assessment of the risks and impact of the Material Adverse Effect to the Transaction and the Company and its Subsidiaries and each party shall use commercially reasonable endeavours to agree on potential measures and actions that may minimise the impact of such Material Adverse Effect and implement such measures and actions as may be agreed between the parties.
6.7From the date of this Agreement to the Closing, and for a period of three years after the Closing, each party to this Agreement shall, and shall to the extent that it is so able, cause its Affiliates to provide reasonable assistance to the other parties to this Agreement as soon as reasonably practicable and in all cases subject to all applicable Law after written notice is served by any party on the other parties if any relevant Government Authority initiates any claim, action, investigation, proceeding or Order against or in relation to a party, the Company or any Group Company in relation to the affairs of the Company or any Group Company from 1 May 2016.
6.8The parties acknowledge and agree that:
(a)UNIS Counterparty shall be entitled to any dividends applicable to the Sale Shares for the partial Financial Year from 1 April 2023 to 31 December 2023 and each Financial Year after 2023; and
(b)the parties shall procure that the Company does not declare any dividends with respect to the Sale Shares other than the Interim Dividends prior to Closing; and
(c)in the event that this Agreement is terminated, lapses or ceases to have effect, and the Closing has not occurred the HPE Parties shall be entitled to receive dividends in respect of the Sale Shares (including with respect to the period from 1 April 2023 until the date that this Agreement is terminated, lapses or ceases to have effect) in accordance with the Shareholders' Agreement and the parties shall take such actions (and procure that the Company and each Group Company take such actions) to ensure the HPE Parties receipt of such dividends.
6.9The UNIS Counterparty and each HPE Party shall procure that the Company distributes a pro rata dividend of [***] applicable to the period from 1 January 2023 to 31 March 2023 (the Interim Dividend) to the HPE Parties by the earlier of (i) [***] or (ii) immediately prior to the Closing according to the relevant procedures and requirements under the Shareholders’ Agreement.
6.10Until Closing or the termination of this Agreement, the UNIS Counterparty will (upon being directed to do so by the HPE Parties or any Affiliate of them) provide the HPE Parties with information in reasonable detail with respect to the status of its lending arrangements for the Transaction, including the provision of commitment papers and shall, upon request by the HPE Parties, use its best endeavours to arrange meetings between the HPE Parties or their Affiliates and such lenders.
7.CLOSING
7.1The Closing shall take place at the offices of Allen Overy Shearman Sterling LLP, in Beijing at 10:00 a.m. on the fifteenth (15th) Business Day after the date on which the last of the Conditions to be satisfied (except for those Conditions which by their very nature are unable to be satisfied until the Closing) is satisfied or at such other place, at such other time and/or on such other date as the HPE Parties and the UNIS Counterparty (both acting reasonably) may agree in writing.
7.2At Closing, the UNIS Counterparty shall:
(a)pay the Consideration for the sale of the Sale Shares to the HPE Parties in accordance with Subclause 3.2 and Clause 14;
(b)execute and deliver to each HPE Party the instruments of transfer referred to in Subclause 7.3(a); and
(c)deliver to the HPE Parties:
(i)in respect of the Sale Shares held by each HPE Party, a duly executed bought note in favour of such HPE Party; and
(ii)a certified copy of the resolutions of the board of directors of the UNIS Counterparty authorising the execution of this Agreement.
7.3At Closing each HPE Party shall deliver to the UNIS Counterparty, in each case in respect of the Sale Shares held by it:
(a)duly executed instrument of transfer in favour of the UNIS Counterparty;
(b)a duly executed sold note in favour of the UNIS Counterparty;
(c)the share certificate(s) representing the Sale Shares held by it (or an express indemnity in a form satisfactory to the UNIS Counterparty in the case of any found to be missing);
(d)such waivers or consents as may be necessary to enable the UNIS Counterparty to become the registered holder of all the Sale Shares; and
(e)a certified copy of the resolutions of the board of directors authorising the execution of this Agreement and approving the Transaction.
7.4At Closing, the HPE Parties shall deliver to the UNIS Counterparty resignation of one of the Directors of the Company appointed by any HPE Party in accordance with subclause 5.3(b) of the Shareholders' Agreement, acknowledging that he or she has no claim against the Company, whether for loss of office or otherwise or failing such resignation, the effective removal of any such Director.
7.5At Closing the parties shall procure that resolutions of the Company are passed to approve the transfers referred to in Subclause 7.3(a) for registration (subject to being duly stamped).
7.6All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed.

7.7Neither party shall be entitled in any circumstances to rescind or terminate this Agreement after Closing and each party to this Agreement hereby expressly waives any right that it may otherwise have either now or in the future to rescind or terminate this Agreement after Closing.
8.HPE PARTIES' WARRANTIES
8.1Each HPE Party, jointly and severally, warrants to the UNIS Counterparty at the date of this Agreement and at the date of the Closing that:
(a)it is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation with the requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorise the execution, delivery and performance of, its obligations under this Agreement;
(b)this Agreement constitutes legal, valid and binding obligations of such HPE Party enforceable against it in accordance with its terms, assuming due execution and delivery by the UNIS Counterparty, except as enforceability will be subject to applicable bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganization, amalgamation, moratorium or any other Laws or legal procedures, whether of a similar nature or otherwise, generally affecting creditors' rights;
(c)the execution and delivery by such HPE Party of this Agreement and the performance of the obligations of such HPE Party under it do not and will not conflict with or constitute a breach, default or an event of default (with notice or lapse of time, or both) under any provision of:
(i)any agreement, instrument or permit to which such HPE Party is a party;
(ii)the constitutional documents of such HPE Party; or
(iii)any Law, Encumbrance or any other restriction of any kind or character by which such HPE Party is bound;
except, in the case of paragraphs (i) and (iii) above, which has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such HPE Party to consummate the transactions contemplated by this Agreement;
(d)other than as contemplated by this Agreement:
(i)no notices, reports or filings are required to be made by such HPE Party with any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(ii)no consents, approvals, registrations, authorisations or other permits are required to be obtained by such HPE Party from any Governmental Authority in connection with the execution, delivery and performance of this Agreement, a failure to make or obtain which have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such HPE Party to consummate the transactions contemplated by this Agreement;
(e)there is no Encumbrance on, over, or affecting any of the Sale Shares, and no commitment to give or create any Encumbrance, on, over or affecting any of the Sale Shares and no person has claimed to be entitled to any such Encumbrance. The Sale Shares are not subject to any voting agreement or other similar contract, including any contract restricting or otherwise relating to the voting, dividend rights or disposition of the Sale Shares. In respect of the Sale Shares that are to be sold by each HPE Party, such HPE Party has legal and valid title to, and is entitled to transfer or procure the transfer of the full legal and beneficial ownership in such Sale Shares to the UNIS Counterparty on the terms and subject to the conditions set out in this Agreement; and
(f)no broker, investment banker, financial adviser, intermediary, finder or other person engaged by any HPE Party (or its Affiliates) is entitled to any brokerage, investment banker's, financial adviser's, finder's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement for which the UNIS Counterparty is liable.
9.UNIS COUNTERPARTY'S WARRANTIES
The UNIS Counterparty warrants to the HPE Parties at the date of this Agreement and at the date of the Closing that:
(a)it is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation with the requisite power and authority to enter into and perform its obligations under this Agreement, and except as expressly provided herein has taken all necessary corporate action to authorise the execution, delivery and performance of, its obligations under this Agreement;
(b)this Agreement constitutes legal, valid and binding obligations of the UNIS Counterparty enforceable against it in accordance with its terms, assuming due execution and delivery by the HPE Parties, except as enforceability will be subject to applicable bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganization, amalgamation, moratorium or any other Laws or legal procedures, whether of a similar nature or otherwise, generally affecting creditors' rights;
(c)the execution and delivery by the UNIS Counterparty of this Agreement and the performance of the obligations of the UNIS Counterparty under it do not and will not conflict with or constitute a breach, default or an event of default (with notice or lapse of time, or both) under any provision of:
(i)any agreement, instrument or permit to which the UNIS Counterparty is a party;
(ii)the constitutional documents of the UNIS Counterparty; or
(iii)any Law, Encumbrance or any other restriction of any kind or character by which the UNIS Counterparty is bound;

except, in the case of paragraphs (i) and (iii) above, which has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the UNIS Counterparty to consummate the transactions contemplated by this Agreement;
(d)other than as contemplated by this Agreement:
(i)no notices, reports or filings are required to be made by the UNIS Counterparty with any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(ii)no consents, approvals, registrations, authorisations or other permits are required to be obtained by the UNIS Counterparty from any Governmental Authority in connection with the execution, delivery and performance of this Agreement, a failure to make or obtain which have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the UNIS Counterparty to consummate the transactions contemplated by this Agreement;
(e)at the Closing, the UNIS Counterparty will have immediately available on an unconditional basis (subject only to the Closing) the necessary cash resources including all necessary committed financing to meet its obligations under this Agreement; and
(f)no broker, investment banker, financial adviser, intermediary, finder or other person engaged by the UNIS Counterparty (or its Affiliates) is entitled to any brokerage, investment banker's, financial adviser's, finder's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement for which any HPE Party is liable.
9.1The UNIS Counterparty warrants to the HPE Parties that it has the letters of intent with respect to financing as set out in Appendix 3 on terms to be agreed between the UNIS Counterparty and its lenders for the purpose of contributing to the UNIS Counterparty’s payment of the Consideration.
10.FURTHER ASSURANCES
10.1Each of the UNIS Counterparty and HPE Parties undertakes to execute and perform all such deeds, documents, instruments, notes, assurances, acts and things and to exercise all powers and rights available to them in order to give effect to the provisions of this Agreement (the Further Assurance Undertaking). Without limiting anything in this Subclause 10.1 the Further Assurance Undertaking shall also include the convening of all meetings and the giving of all waivers and consents and passing of all resolutions (including, if necessary, the exercise of voting rights to amend the Shareholders’ Agreement and/ or the Articles) and procuring, so far as they are so able to procure, that the Shareholders, their Affiliates, the Directors nominated by them (and any alternate Directors) to exercise their voting rights, to give effect to the provisions of this Agreement including in relation to the transfer of any Shares by the HPE Parties to a third party.
10.2The Further Assurance Undertaking in relation to the transfer of all (but not some) Shares by HPE Parties to a HPE Party Transferee shall survive termination of this Agreement for so long as the ROFO Waiver is effective.

10.3In the event of any conflict or inconsistency between this Agreement, the Shareholders’ Agreement and/ or the Articles, this Agreement shall prevail to the extent of any such conflict or inconsistency.
11.CONFIDENTIALITY
11.1For the purposes of this Clause 11, Confidential Information means all information of a confidential nature disclosed by whatever means by one party (the Disclosing Party), either directly or from any person associated with and on behalf of the Disclosing Party, to the other party (the Receiving Party) and includes the provisions and subject matter of this Agreement.
11.2Each party undertakes to keep, and shall procure that each of its Affiliates and each Director appointed by it shall keep, the Confidential Information confidential and not disclose it to any person, other than as permitted under this Clause 11.
11.3Subclause 11.2 shall not apply to the disclosure of Confidential Information if and to the extent:
(a)required by any Law of any country with jurisdiction over the affairs of the Receiving Party or the Company (or any Company Subsidiary);
(b)required by the rules of any securities exchange on which securities of the Receiving Party or any of its Affiliates are listed;
(c)required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body;
(d)that such information is in the public domain other than through breach of this Clause 11;
(e)that such information was independently developed by the Receiving Party or its representatives without use or reference to any Confidential Information; or
(f)is received by the Receiving Party from a third party source without, to the knowledge of the Receiving Party, violation of any confidentiality obligation to the Disclosing Party or the Company (as appropriate);
provided that in the case of paragraphs (a), (b) and (c) the Receiving Party will to the extent reasonably practicable and permitted by such Law, rules, court or body promptly notify the Disclosing Party or the Company (as appropriate) and cooperate with the Disclosing Party or the Company (as appropriate) regarding the timing and content of such disclosure and any action which the Disclosing Party or the Company (as appropriate) may wish to take to challenge the validity of such requirement, in each case, at the sole cost and expenses of the Disclosing Party or the Company (as appropriate).
11.4The Receiving Party may disclose Confidential Information to its Affiliates and to its, and its Affiliates' employees, advisers and lenders provided it makes each such recipient aware of the obligations of confidentiality assumed by it under this Agreement and provided that it uses all reasonable endeavours to ensure that such recipient complies with those obligations as if it was a party to this Agreement.

11.5This Clause 11 shall continue to bind the parties notwithstanding termination or expiry of this Agreement or the transfer of the Sale Shares.
12.ANNOUNCEMENTS
Neither party shall make or permit any person connected with it to make any announcement concerning this Agreement or any ancillary matter before, on or after Closing except as required by Law or any competent regulatory body (including the rules or regulations of any applicable stock exchange) or with the prior written approval of the other party, such approval not to be unreasonably withheld or delayed.
13.NOTICES
13.1Any notice, claim, request, demand or other communication to be given under or in connection with this Agreement must be in writing (which includes Electronic Communication in the form of email) and must be delivered by hand or sent by internationally recognised overnight courier service or email to the party to whom it is to be given as follows:
(a)to either of the HPE Parties at:
Hewlett Packard Enterprise Company
1701 E. Mossy Oaks Road
Spring, TX 77389
USA

Email: [***]
marked for the attention of Jonathan Sturz and David Gill

with a copy, which shall not constitute actual or constructive notice to:

Allen Overy Shearman Sterling LLP, Beijing Office
46F China World Tower A
No. 1 Jian Guo Men Wai Avenue
Chaoyang
Beijing 100004
China

Email: benjamin.crawford@aoshearman.com and victor.ho@aoshearman.com marked for the attention of Benjamin Crawford and Victor Ho
(b)to the UNIS Counterparty at:
Unisplendour International Technology Limited
c/o Unisplendour Corporation
4/F TH-UNIS Building, East Gate
Tsinghua University
Haidian District
Beijing 100084, PRC

Attention: Ms. Zhang Wei
Email: [***]

with a copy, which shall not constitute actual or constructive notice to:

Zhong Lun Law Firm
22-31/F, South Tower of CP Center
20 Jin He East Avenue, Chaoyang District,
Beijing 100020, PRC

Attention: William J. Qiu
Email: qiujian@zhonglun.com,
or at any such other address or email address of which it shall have given notice for this purpose to the other parties under this Clause 13. Any notice or other communication sent by post shall be sent by prepaid recorded delivery if the country of destination is the same as the country of origin or by prepaid airmail if the country of destination is not the same as the country of origin.
13.2Any notice or other communication shall be deemed to have been given:
(a)if delivered by hand, on the date of delivery (with written confirmation of receipt); or
(b)if sent by internationally recognised overnight courier service, on the second Business Day after it was put into the post; or
(c)if sent by email, upon the generation of a receipt notice by the recipient's server or, if such notice is not so generated, upon delivery to the recipient's server.
13.3In proving the giving of a notice or other communication, subject to Subclause 13.2, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid recorded delivery or by an internationally recognised overnight courier service or that the email was properly addressed and transmitted by the sender's server into the network and there was no apparent error in the operation of the sender's email system, as the case may be.
13.4Subject to Subclause 21.3(b), this Clause 13 shall not apply in relation to the service of any claim form, notice, Order or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.
14.PAYMENTS
Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), the payment of the Consideration (which shall be paid to the HPE Parties pursuant to Subclause 3.2) and any other payment to be made to the HPE Parties under or in connection with this Agreement shall be made in US Dollars by transfer of the relevant amount at Closing (with respect to the Consideration) or otherwise when due (with respect to other payment) for value on that payment date into the relevant accounts as each HPE Party shall, not less than three Business Days before the date that payment is due, have specified by giving written notice to the UNIS Counterparty for the purpose of that payment.
15.INTEREST CALCULATION AND INTEREST PAYMENTS
15.1If the UNIS Counterparty defaults in making any payment when due of any sum payable under this Agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual percentage rate of 7%, which interest shall accrue from day to day.
15.2If Closing does not occur on or prior to Grace Period End Date as a result of the UNIS Counterparty’s breach of its obligations under this Agreement (including any failure to obtain committed financing for an amount that will enable the UNIS Counterparty to meet its payment obligations at Closing on or before the Grace Period End Date) and irrespective of whether the UNIS Counterparty’s obligation to pay the Consideration under this Agreement has become due, interest (calculated at the annual percentage rate of 7%) shall be payable by the UNIS Counterparty to the HPE Parties in respect of the Consideration after the Grace Period End Date.
15.3Interest payable under Subclause 15.2 shall accrue from the Expected Closing Date until the earlier of:
(a)the consummation of the sale of the Sale Shares to the UNIS Counterparty and the payment of the Consideration to the HPE Parties;
(b)following the ROFO Waiver taking effect, the execution of an agreement for the sale and purchase of all of the Shares held by the HPE Parties to the HPE Party Transferee;
(c)termination of this Agreement; or
(d)the date falling 15 months from the Grace Period End Date.
15.4Interest payable under Subclause 15.1 and 15.2 shall be payable on a monthly basis.
16.TAX AND WITHHOLDING AGREEMENT
16.1The UNIS Counterparty (and any applicable withholding agent of the UNIS Counterparty) will not deduct or withhold any amounts for or on account of Taxes from any sum payable under this Agreement, unless required by Law. If the UNIS Counterparty (or any applicable withholding agent of the UNIS Counterparty) is required by Law to make a deduction or withholding for or on account of Tax from any sum payable under this Agreement, the UNIS Counterparty (or any such withholding agent) shall be entitled to deduct or withhold from any sum otherwise payable under this Agreement such amounts for or on account of Taxes as are required to be deducted or withheld by such Law, and, to the extent that amounts are so deducted or withheld and remitted to the appropriate governmental or regulatory body, such amounts shall be treated for all purposes of this Agreement as having been paid to the HPE Parties or other recipient thereof.
16.2Without limiting the generality of Subclause 16, unless the HPE Parties notify the UNIS Counterparty in writing, at least five days prior to the date of Closing, that they have reported the sale of the Sale Shares pursuant to this Agreement to the PRC Taxation Authority within 30 days of the date of this Agreement, the UNIS Counterparty (or any applicable withholding agent of the UNIS Counterparty) shall be entitled to:
(a)(subject to paragraph (b) below) deduct or withhold from payment of the Consideration, any amounts for or on account of Taxes which are required to be deducted or withheld under the applicable Law of the PRC and shall pay such amounts to the PRC Governmental Authority as provided in the applicable Laws of the PRC; or
(b)if the final amount payable to the PRC Governmental Authority is not yet determinable, the UNIS Counterparty shall be entitled to withhold 10% of the Consideration and hold such withheld amount in escrow pending determination of the amount payable to the PRC Governmental Authority, after which, the UNIS Counterparty shall remit the amount payable under the applicable Law of the PRC to the PRC Governmental Authority, to such PRC Governmental Authority, and any excess amount to the HPE Parties pro rata on the basis of the number of the Sale Shares sold by HPE Parties respectively pursuant to this Agreement.
16.3For the avoidance of doubt, pursuant to Subclause 16, any such amounts shall be treated for all purposes of this Agreement as having been paid to HPE Parties.
16.4If the HPE Parties notify the UNIS Counterparty in writing, at least five (5) days prior to the date of Closing, that they have reported the sale of the Sale Shares pursuant to this Agreement to the PRC Taxation Authority within thirty (30) days of the date of this Agreement and provide the UNIS Counterparty with a copy of an acknowledgement from the PRC Taxation Authority that such a report has been filed (or other reasonable proof thereof), the UNIS Counterparty (and any applicable withholding agent of the UNIS Counterparty) agrees not to deduct or withhold any amount from any payment of the Consideration.
16.5The HPE Parties shall diligently follow up with the PRC Tax Authority on the Tax reporting of the HPE Parties and shall promptly respond to any requests by the PRC Taxation Authority for additional information or materials and give regular updates to the UNIS Counterparty as to developments in the assessment of any Taxes by the Relevant PRC Tax Authority. Without prejudice to the foregoing, if any HPE Party or any of its Affiliates receives any written notice or demand from the PRC Tax Authority in respect of the sale of the Sale Shares, the HPE Parties shall promptly provide a copy of such notice or demand to the UNIS Counterparty and shall keep the UNIS Counterparty reasonably and promptly informed of any appeals, contests or disputes (and the status thereof) the HPE Parties may have with the PRC Tax Authority in respect of such notice or demand, in each case to the extent permitted under applicable Law.
16.6To the extent that the PRC Tax Authority determines that the HPE Parties are required by applicable Laws to pay Taxes in respect of the sale of the Sale Shares, the HPE Parties shall provide to the UNIS Counterparty the draft Tax return, along with reasonable supporting documents (such as the calculation of the tax amount, explanation letter, discussion papers, etc.), for the purpose of Tax filing no later than seven (7) days prior to filing. HPE shall engage with UNIS or the UNIS Counterparty (as applicable) and consider comments and/or revisions that UNIS or the UNIS Counterparty (as applicable) may have in relation to the draft Tax return. The HPE Parties shall promptly submit the Tax return, supporting documents and such other documents requested by the

PRC Tax Authority in connection with the Tax filing with a copy delivered to the UNIS Counterparty.
16.7The HPE Parties shall subsequently provide reasonable evidence of the PRC Tax Authority’s acceptance or confirmation of the Tax amount payable by the HPE Party under the applicable Laws (the Tax Payment Notice) as soon as reasonably practicable upon its receipt of such Tax Payment Notice. The HPE Parties shall, as soon as reasonably practicable after the assessment and final determination of Tax by the Relevant PRC Taxation Authority, settle in full the payment of the Tax so assessed and finally determined as due and payable by the HPE Parties under the applicable Laws in connection with the sale of the Sale Shares contemplated by this Agreement (the Tax Amount) and provide to the UNIS Counterparty evidence and supporting documents of the full settlement of such Tax Amount, in the form of tax clearance certificate or receipt of payment issued by the Relevant PRC Taxation Authority.
16.8If any Taxation is subsequently assessed on the UNIS Counterparty, the Company or any Company Subsidiary as a result of a failure to deduct and withhold Taxes as required by the applicable Law of the PRC from any payment of the Consideration, the HPE Parties shall jointly and severally:
(a)indemnify and hold harmless the UNIS Counterparty, the Company or any Company Subsidiary for any Losses in respect of such failure to withhold;
(b)cooperate with the UNIS Counterparty and the relevant Company Subsidiaries established in the PRC in connection with the filing of any subsequent Tax returns and in any threatened or actual proceeding with respect to Taxes as a result of a failure to deduct and withhold Taxes as required by the applicable Law of the PRC from any payment of the Consideration (including the retention and the provision of records).
17.COSTS
17.1Subject to Subclause 17.2 below, or as otherwise specifically agreed in writing by the parties after the date of this Agreement, each party shall pay the costs and expenses incurred by it and each of its Affiliates in connection with the exercise of its rights and performance of its obligations under this Agreement.
17.2The UNIS Counterparty shall be solely liable for payment of any Hong Kong stamp duty associated with the Transaction.
18.SEVERABILITY
The provisions contained in each clause and subclause of this Agreement shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid; provided that the parties to this Agreement shall modify this Agreement to effect the original intent of the parties as closely as possible in order that the economic effect of the transactions contemplated herein be consummated to the greatest extent possible as originally contemplated.

19.GENERAL
19.1The obligation on the UNIS Counterparty to purchase the Sale Shares shall only become effective upon the approval from the shareholders' meeting of UNIS.
19.2This Agreement may only be amended in writing and where the amendment is signed by all of the parties to this Agreement.
19.3The rights or obligations of a party under this Agreement may be assigned or transferred only with the prior written consent of the other parties.
19.4This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same Agreement, and any party (including a duly authorised representative of a party) may enter into this Agreement by executing such a counterpart.
19.5A person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 or otherwise.
20.WHOLE AGREEMENT
20.1This Agreement and the documents and agreements referred to in it (excluding the Prior Put Option SPA) contains the whole agreement between the parties relating to the transactions contemplated by this Agreement (and the documents referred to in it (excluding the Prior Put Option SPA)) and supersedes all previous agreements, whether oral or in writing, between the parties relating to these transactions. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement. The Parties acknowledge and agree that, in the event of any inconsistency between this Agreement and any other agreements referred to in this Agreement, the provisions of this Agreement shall prevail to the extent of any inconsistency.
20.2Each party:
(a)acknowledges that in agreeing to enter into this Agreement it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of the other party before the signature of this Agreement;
(b)waives all rights and remedies which, but for this Subclause 20.2, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance; and
(c)acknowledges and agrees that no such express or implied representation, warranty, collateral contract or other assurance may form the basis of, or be pleaded in connection with, any claim made by it under or in connection with this Agreement.
20.3Nothing in this Clause 20 limits or excludes any liability for fraud.
21.GOVERNING LAW AND JURISDICTION
21.1This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

21.2Negotiation
(a)In the event of any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (a Dispute), representatives of the parties shall, within 20 Business Days of service of a written notice from either party to the other party (a Dispute Notice), hold a meeting (a Dispute Meeting) in an effort to resolve the Dispute.
(b)Each party shall use all reasonable endeavours to send a representative who has authority to settle the Dispute to attend the Dispute Meeting.
21.3Arbitration
(a)Any Dispute that is not resolved within 20 Business Days after the service of a Dispute Notice, whether or not a Dispute Meeting has been held, or such later date as the parties shall reasonably agree with a view to negotiating an amicable settlement in good faith, shall, at the request of either party, be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (HKIAC) under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the Rules) in force when the notice of arbitration is submitted in accordance with these Rules.
(b)Any notice or other written communication to be delivered pursuant to the Rules shall be deemed to be validly delivered to a party if delivered at such party's addresses specified in Subclause 13.1 in accordance with Subclause 13.2.
(c)The seat or legal place of arbitration shall be Hong Kong. All in person hearings in relation to the arbitration shall be held in Singapore. For the avoidance of doubt, despite any hearing being held in Singapore, the arbitration shall nonetheless be treated for all purposes as an arbitration conducted at the seat, Hong Kong.
(d)The number of arbitrators will be three. The claimant(s) (irrespective of number) shall jointly appoint one arbitrator; the respondent(s) (irrespective of number) shall jointly appoint one arbitrator; and the third arbitrator, who shall be the presiding arbitrator, shall be appointed by the HKIAC.
(e)The language to be used in the arbitral proceedings is English.
(f)The award of the arbitration tribunal shall be final and binding on the parties and such award shall apportion the costs of the arbitration.
(g)The arbitration, and all matters relating thereto or arising thereunder, including the existence of the Dispute, the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, any third party discovery proceedings, including any discovery obtained pursuant thereto, and any decision of the arbitration tribunal or award), shall be kept strictly confidential.
(h)Any application to enforce the award of the arbitration tribunal may be made in any court of competent jurisdiction, including the courts of competent jurisdiction in the United States, Hong Kong and in the PRC, and the parties hereby waive the right to assert as a defence that any such court does not have jurisdiction over the enforcement of the award or is not a proper forum therefor.
21.4During the period when a Dispute is being resolved, the parties shall in all other respects continue their implementation of this Agreement.
21.5Notwithstanding anything to the contrary in this Agreement, any party shall have the right to seek conservatory or interim relief (such as preliminary injunctions, evidence preservation or property preservation) in any court of competent jurisdiction to prevent the actual or anticipated breach of this Agreement.
22.LANGUAGE
The language of this Agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed.
AS WITNESS this Agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

SIGNATORIES

SIGNED by	)
for H3C HOLDINGS LIMITED	) )	/s/ Bas van der Goorbergh

SIGNED by	)
for IZAR HOLDING CO.	) )	/s/ Sandrine Defrance

SIGNED by	)
for UNISPLENDOUR INTERNATIONAL TECHNOLOGY LIMITED	) )	/s/ Jingrong Guo

APPENDIX 1
RESTRICTED TRANSFEREE
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APPENDIX 2
UNIS STRATEGIC INVESTOR
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APPENDIX 3
LETTERS OF INTENT
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